UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 4, 2011

RESPONSE GENETICS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-1124608 (Commission File Number)	11-3525548 (IRS Employer Identification No.)

1640 Marengo St., 6th Floor
Los Angeles, California 90033
(323) 224-3900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2011, Response Genetics, Inc. (the “Company”) announced the appointment of Christine Meda as the Company’s President, effective February 4, 2011.  Kathleen Danenberg, who previously held the position of President of the Company, will continue to act as Chief Executive Officer of the Company.  In her role, Ms. Meda will be responsible for helping in the execution of the Company’s strategy and operations on a day-to-day basis and, with her unique expertise in cancer diagnostics, leading the Company in new areas of the market, such as the development of companion diagnostics.

Most recently, Ms. Meda, age 62, was President and Chief Executive Officer of Arcxis Biotechnologies, an early-stage molecular diagnostics company, where she had worked since December 2007.  Ms. Meda founded and is also President of RxDxLink, a consulting service company to early stage and small biotechnology companies.  Ms. Meda served as President and Chief Operating Officer for Diamics, Inc., an early-stage diagnostics company, from January 2007 to July 2007.  From January 2003 through 2006, Ms. Meda held various positions, including Vice President Business Development and Vice President of Women’s Health Development, at Roche Molecular Diagnostics, where she was responsible for research medical device business strategy.  Ms. Meda received a B.S. from the State University of New York, Potsdam Campus.

The Company will compensate Ms. Meda with a base salary of approximately $300,000 per year, along with a potential bonus of 35% of her base salary, based on particular goals to be determined for a position of this level.  Ms. Meda will also receive an option grant in connection with her appointment of at least 100,000 stock options.  The Company intends to enter into a formal employment agreement with Ms. Meda within the first half of the Company’s 2011 fiscal year.

Item 9.01. Financial Statements and Exhibits

(d)           The following exhibits are being filed with this report

Exhibit Number                                           Document Description

99.1 Press Release dated February 7, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPONSE GENETICS, INC.

Dated: February 7, 2011	By: /s/ Kathleen Danenberg
Name: Kathleen Danenberg
Title: Chief Executive Officer